Exhibit 10.1

CHANGE IN CONTROL SEVERANCE AGREEMENT
This Change in Control Severance Agreement (“Agreement”) is by and between Babcock & Wilcox Enterprises, Inc. (the “Company”) and __________________ (“Executive”).
WHEREAS, (a) the Company considers it essential to the interests of the Company’s stockholders to encourage the continued employment of key management personnel, (b) the Board of Directors of the Company recognizes that the possibility of a Change in Control (as defined in Exhibit A to this Agreement) exists and that the uncertainty this raises may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders, and (c) in order to encourage the continued attention and dedication of key management personnel, this Agreement is being entered into by the Company and Executive;
WHEREAS, the Company and Executive previously entered into a Change in Control Agreement, dated June 30, 2015 (the “Original Agreement”);
WHEREAS, the Company and Executive now wish to amend and restate the Original Agreement to rename it, to clarify the terms of the Original Agreement in order to reflect the original intent of the parties, and to provide Executive a new benefit described below; and
WHEREAS, Executive acknowledges and agrees that this Agreement is supported by good and valuable consideration in the form of continued employment by the Company, the Company’s promises under this Agreement, and the new benefit described below.
NOW, THEREFORE, in exchange for the premises and mutual covenants contained in this Agreement, and other good and valid consideration, the receipt and sufficiency of which are acknowledged, the Company and Executive agree as follows:

1.	DEFINITIONS: Capitalized terms are defined in Exhibit A to this Agreement.

2.
SEVERANCE BENEFITS: If Executive experiences a Covered Termination he or she will be entitled to the payments and benefits set forth below; provided that the benefits described in Sections 2(b), (c), (d), (e) and (f) shall only be payable if Executive executes a waiver and release prepared by the Company, which releases the Company and its affiliates, directors, officers and other customary persons from any claim or liability arising out of or related to Executive’s employment with or termination of employment from the Company or any of its affiliates (except for amounts to which Executive is legally entitled pursuant to employee benefit plans, Executive’s right to enforce this Agreement and rights to insurance coverage or indemnification) (the “Release”), which Release is not revoked within the time period provided therein, and the executed Release is delivered to the Company no later than forty-five (45) days after the Covered Termination.

Exhibit 10.1

(a)	Accrued Benefits. The Accrued Benefits, payable within sixty (60) days after the effective date of the Covered Termination, or such earlier time as may be required by applicable law.

(b)
SERP. As of the effective date of the Covered Termination, a fully vested and non-forfeitable interest in Executive’s account balance in the SERP and Restoration Plan (as applicable), payable in accordance with the terms of SERP and/or Restoration Plan, as applicable.

(c)
Unvested Equity Awards. As of the effective date of the Covered Termination, unless otherwise settled in accordance with the provisions of Section 4 of this Agreement and the plans and agreements referred to therein, a fully vested and non-forfeitable interest in any outstanding unvested equity awards granted on Company Shares (“Equity Awards”), to be vested and, in the case of restricted stock units, settled, in any such case within the 60th day after the effective date of the Covered Termination; provided that no such Equity Award that is subject to Code Section 409A will be paid on a date earlier than is provided in the applicable Equity Award agreement to the extent necessary to avoid the imposition of tax penalties pursuant to Code Section 409A; provided further that any performance-based Equity Awards shall be settled with respect to the number of Company Shares earned based on the target rate of performance applicable to such award. In addition, any Equity Awards that are vested (including as a result of the foregoing provision) options to purchase Company Shares that Executive holds as of the date of his or her Covered Termination will remain exercisable through the expiration of the original term of such option.

(d)
Severance Payment Based on Salary. An amount equal to [____] times the sum of Executive’s (x) Salary plus (y) the product of (1) Salary and (2) Target Bonus Percentage, paid in a lump sum in cash within sixty (60) days after the Covered Termination.

(e)	Severance Payment Based on Bonus.

(1)
Covered Termination Performance Year. An amount equal to the product of (A) the Salary and (B) the Target Bonus Percentage, with the product of (A) and (B) prorated based on the number of days Executive was employed during the bonus year in which Executive’s Covered Termination occurs, paid in a lump sum in cash within sixty (60) days after the effective date of the Covered Termination.

(2)	Prior Performance Year. If a bonus for the prior calendar year has not been paid under the Bonus Plan as of Executive’s effective date of the Covered

Exhibit 10.1

Termination, then Executive will be entitled to the actual amount of the bonus determined under the Bonus Plan for such prior calendar year (such amount to be determined without the exercise of any downward discretion), paid in a lump sum in cash at the same time such bonus is paid to other Bonus Plan participants.

(f)
Health Care Benefits. An amount equal to three (3) times the full annual cost that would be payable by Executive for continuation of coverage for medical, dental and vision benefits if elected by Executive for him/herself and his/her eligible dependents under COBRA for the year in which Executive’s Covered Termination occurs, paid in a lump sum in cash within sixty (60) days after the Covered Termination. For purposes of clarity, the payment contemplated by this Section 2(f) shall be paid to Executive irrespective of whether Executive elects COBRA and Executive shall not be obligated to use such amounts for payment of COBRA premiums (if so elected).

In no event shall the benefits provided for in Sections 2(a), (d), (e) and (f) above or any payment provided for in (c) above that is not subject to Code Section 409A be paid later than March 15th of the calendar year immediately following the calendar year in which Executive’s Covered Termination Date occurs. For the avoidance of doubt, in the event of a Covered Termination, in no event shall Executive be eligible for or entitled to any other severance payments or benefits under any other severance plan, program or policy maintained by the Company or any of its Affiliates.

3.
LIMITATION ON PAYMENTS AND BENEFITS: Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits identified in the last sentence of this Section 3 to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that no such reduction shall be made if it is not thereby possible to eliminate all Excess Parachute Payments under this Agreement; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to he provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). Whether requested by Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of

Exhibit 10.1

the Company by the Company’s independent accountants, which determination shall take into account a reasonable compensation analysis of the value of services provided or to be provided by Executive, including Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant applicable to Executive (including, without limitation, those contemplated by Sections 7, 8 and 9 of this Agreement).
The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 3 will not of itself limit or otherwise affect any other rights of Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 3, the Company will reduce Executive’s payment and/or benefits, to the extent required, in the following order: (i) the lump sum payment provided under Section 2(d); (ii) the lump sum payment provided under Section 2(e)(1); (iii) the lump sum payment related to Health Care Benefits provided under Section 2(f); and (iv) the accelerated vesting of equity-based awards described in Section 2(c).

4.
CHANGE IN CONTROL EQUITY-BASED BENEFITS: If a Change in Control occurs, any benefits Executive may be entitled to with respect to any equity-based compensation (including any Equity Awards) shall be determined in accordance with the applicable plans and award agreements. In the event of any conflict between the terms of any such plans or award agreement and Section 2(c) of this Agreement, the terms of such plan or award agreement shall control to the extent such plan or award agreement provides for accelerated vesting or settlement in connection with a Change in Control (either upon the occurrence of such an event or thereafter). For the avoidance of doubt, if any given equity-based compensation award agreement is silent with respect to the effect of a Change in Control and the plan pursuant to which any such award agreement is granted does not contain provisions that would automatically apply to the given award, then Section 2(c) of this Agreement shall control.

1.
ADDITIONAL BENEFIT: As consideration for Executive entering into this Agreement and the amendment and restatement of the Original Agreement, the Company shall make available to Executive at the Company’s expense one (1) airline club membership in addition to that currently available to Executive beginning on the date of this Agreement and ending on the earlier of (i) the last day of Executive’s employment with the Company, or (ii) five (5) years after the date of this Agreement.

2.	INTERNAL REVENUE CODE 409A:

(a)	Compliance. It is the intent of the parties that the provisions of this Agreement either comply with Code Section 409A and the Treasury regulations and guidance issued

Exhibit 10.1

thereunder or that one or more elements of compensation or benefits be exempt from Code Section 409A. Accordingly, the parties intend that this Agreement be interpreted and operated in a manner consistent with such requirements in order to avoid the application of penalty taxes under Code Section 409A to the extent reasonably practicable. The Company shall neither cause nor permit: (i) any payment, benefit or consideration to be substituted for a benefit that is payable under this Agreement if such action would result in the failure of any amount that is subject to Code Section 409A to comply with the applicable requirements of Code Section 409A; or (ii) any adjustments to any equity interest to be made in a manner that would result in the equity interest’s becoming subject to Code Section 409A unless, after such adjustment, the equity interest is in compliance with the requirements of Code Section 409A to the extent applicable. A Covered Termination shall constitute an “involuntary separation from service” for purposes of Code Section 409A.

(b)
Waiting Period for Specified Employees. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “Specified Employee” (as that term is defined in Code Section 409A) as of Executive’s Covered Termination Date, then any amounts or benefits which are payable under this Agreement upon Executive’s “Separation from Service” (within the meaning of Code Section 409A), which are subject to the provisions of Code Section 409A and not otherwise exempt under Code Section 409A, and would otherwise be payable during the first six-month period following such Separation from Service, shall be paid on the first business day that (i) is at least six months after the date after Executive’s Covered Termination Date or (ii) follows Executive’s date of death, if earlier (the “Waiting Period”). The benefits in Sections 2(a), (d), (e) and (f) and certain of the benefits in Section 2(c) are intended to be exempt from Code Section 409A under the “short-term deferral exemption” and thus the Waiting Period is not intended to apply to such benefits.

3.
CONFIDENTIALITY AND NON-DISCLOSURE: Executive acknowledges that pursuant to this Agreement, the Company agrees to provide to him or her Confidential Information and has previously provided him or her other such Confidential Information. In return for this and other consideration, provided under this Agreement, Executive agrees that he/she will not, while employed by the Company or any Affiliate and thereafter, disclose or make available to any other person or entity, or use for his or her own personal gain, any Confidential Information, except for such disclosures as required in the performance of his or her duties hereunder as may otherwise be required by law or legal process (in which case Executive shall notify the Company of such legal or judicial proceeding as soon as practicable following his or her receipt of notice of such a proceeding, and permit the Company to seek to protect its interests and information).

Exhibit 10.1

4.
RETURN OF PROPERTY: Executive agrees that at the time of leaving his or her employ with the Company or an Affiliate, he/she will deliver to the Company (and will not keep in his or her possession, recreate or deliver to anyone else) all Confidential Information as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property (including all reproductions of the aforementioned items) belonging to the Company or any of its Affiliates, regardless of whether such items were prepared by Executive.

5.	NON-SOLICITATION AND NON-COMPETITION:

(a)
For consideration provided under this Agreement, including, but not limited to the Company’s agreement to provide Executive with Confidential Information regarding the Company and its respective businesses, Executive agrees that while employed by the Company or an Affiliate and for [___] months following a Separation from Service during the term of this Agreement he/she shall not, without the prior written consent of the General Counsel, directly or indirectly, (i) hire or induce, entice or solicit (or attempt to induce, entice or solicit) any employee of the Company or any of its Affiliates or ventures to leave the employment of the Company or any of its Affiliates or ventures or (ii) solicit or attempt to solicit the business of any customer or acquisition prospect of the Company or any of its Affiliates or ventures with whom Executive had any actual contact or Confidential Information about, in any such case while employed by the Company or an Affiliate.

(b)
Additionally, for consideration provided under this Agreement, including, but not limited to the Company’s agreement to provide Executive with Confidential Information regarding the Company and its respective businesses, Executive agrees that while employed by the Company or an Affiliate and for [____] months following a Covered Termination he/she will not, without the prior written consent of the Company, acting alone or in conjunction with others, either directly or indirectly, engage in any business that is in competition with the Company or an Affiliate or accept employment with or render services at a comparable level of responsibility to such a business as an officer, agent, employee, independent contractor or consultant, or otherwise engage in activities that are in competition with the Company or an Affiliate.

(c)
The restrictions contained in this Section 9 are limited to areas or territories within the United States and in any foreign country in which the Company or an Affiliate engages (or has definite plans to engage) in operations or the marketing of its products or services at the time of Executive’s Separation from Service.

Exhibit 10.1

(d)
Executive acknowledges that these restrictive covenants under this Agreement, for which Executive received valuable consideration from the Company as provided in this Agreement, including, but not limited to the Company’s agreement to provide Executive with Confidential Information regarding the Company and its respective businesses, are ancillary to otherwise enforceable provisions of this Agreement, that the consideration provided by the Company gives rise to the interest of each of the Company in restraining Executive from competing and that the restrictive covenants are designed to enforce Executive’s consideration or return promises under this Agreement. Additionally, Executive acknowledges that these restrictive covenants contain limitations as to time, geographical area, and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other legitimate business interests of the Company, including, but not limited to, the Company’s need to protect its Confidential Information. Executive further acknowledges that a violation on Executive’s part of any of the restrictive covenants contained in Section 7 or this Section 9 of this Agreement would cause immeasurable and irreparable damage to the Company. Accordingly, Executive agrees that, in addition to any other remedy the Company may have for any such violation: (1) the Company shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any such covenant in addition to any other remedies it may have; and (2) in addition, if the General Counsel of the Company (or other similarly situated senior executive of the Company) reasonably and in good faith determines that Executive has materially breached any of these restrictive covenants contained in this Section 9 of the Agreement during the applicable period in which they are in effect, after written notice to Executive of such determination and a ten (10) day opportunity to cure such breach (if the General Counsel determines in good faith that such breach is curable), if such breach is not so cured to the reasonable satisfaction of the General Counsel, then Executive shall be required to promptly repay all net after-tax cash amounts previously paid under this Agreement to Executive, and Executive shall forfeit any Equity Awards he or she may then hold.

6.
NOTICES: For purposes of this Agreement, notices and all other communications must be in writing and will be deemed to have been given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company: Babcock &Wilcox Enterprises, Inc.
13024 Ballantyne Corporate Place, Suite 700
Charlotte, NC 28277
Attn: General Counsel

Exhibit 10.1

If to Executive: [Executive Address]

or to such other address as either party may furnish to the other in writing in accordance with this Section.

7.
APPLICABLE LAW AND EXCLUSIVE VENUE: The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, but without giving effect to the principles of conflict of laws of such State.

8.
SEVERABILITY: If any provision of this Agreement is determined to be invalid or unenforceable (including for the avoidance of doubt any provision (or portion thereof) of Section 7, 8 or 9 of this Agreement), then the invalidity or unenforceability of that provision will not affect the validity or enforceability of any other provision of this Agreement and all other provisions will remain in full force and effect.

9.
WITHHOLDING OF TAXES: The Company may withhold from any payments under this Agreement all federal, state, local or other taxes as may be required pursuant to any law or governmental regulation or ruling. Executive acknowledges that other than the Company’s obligation to withhold and remit applicable income and/or employment taxes and pay its share of any applicable payroll taxes, Executive is solely responsible for any and all taxes, interest and penalties that may be imposed with respect to the payments and benefits provided under this Agreement (including and without limitation, any taxes imposed pursuant to Code Section 409A or the application of Code Sections 280G and 4999).

10.
NO ASSIGNMENT; SUCCESSORS: Executive’s right to receive payments or benefits under this Agreement will not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 14 the Company will have no liability to pay any amount so attempted to be assigned or transferred. This Agreement inures to the benefit of and is enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

This Agreement is binding upon and inures to the benefit of the Company and its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate and any Successor).

Exhibit 10.1

11.	NUMBER AND GENDER: Wherever appropriate herein, words used in the singular will include the plural, the plural will include the singular, and the masculine gender will include the feminine gender.

12.
CONFLICTS: This Agreement constitutes the entire understanding of the parties with respect to its subject matter and supersedes any other agreement or other understanding, whether oral or written, express or implied, between them concerning, related to or otherwise in connection with, the subject matter hereof; provided, that if Executive is a party to a Restructuring Transaction Retention Agreement, the terms of such agreement shall continue to apply if Executive experiences a Separation from Service prior to the occurrence of a Change in Control during the term of such agreement, as provided thereunder.

13.
AMENDMENT AND WAIVER: No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board.

No waiver by any party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by any other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14.	COUNTERPARTS: This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

15.
TERM: The effective date of this Agreement shall commence on June 30, 2015 (“Effective Date”) and shall end on the earlier of (a) subject to extension in order to give effect to the notice and cure provisions contained in the definition of Good Reason, the second anniversary of the date a Change in Control occurs, or (b) the date on which Executive experiences a Separation from Service under circumstances that do not constitute a Covered Termination; provided that terms of this Agreement which must survive the termination this Agreement in order to be effectuated (including the provisions of Sections 2, 3, 7, 8 and 9) will survive.

16.
EFFECT ON ORIGINAL AGREEMENT: This Agreement shall replace and supersede the Original Agreement, which shall be terminated and be of no force or effect. Executive shall not be entitled to any payments or benefits pursuant to such Original Agreement.

Exhibit 10.1

IN WITNESS, WHEREOF, the parties have executed this Agreement as of the ____ day of _________________, 20___.
COMPANY
By:
Name:    E. James Ferland
Title:    Chairman and Chief Executive Officer
EXECUTIVE
By:
Name:
EXHIBIT A
DEFINITIONS
The following terms have the meanings set forth below.
“Accrued Benefits” shall mean:

i.	Any portion of Executive’s Salary earned through the Covered Termination Date and not yet paid;

ii
Reimbursement for any and all amounts advanced in connection with Executive’s employment for reasonable and necessary expenses incurred by Executive through the date of the Covered Termination Date in accordance with the Company’s policies and procedures on reimbursement of expenses;

iii	Any earned vacation pay not theretofore used or paid in accordance with the Company’s policy for payment of earned and unused vacation time;

iv
If Executive participates in the Company’s financial planning program as of the date a Change in Control occurs, financial planning services through AYCO (or a successor) until the earlier of June 30 of the calendar year following the calendar year in which a Covered Termination occurs or the date such program terminates for all similarly situated employees; and

v.
All other payments and benefits to which Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company that do not specify the time of distribution; provided that Accrued Benefits shall not include any entitlement to severance under any severance plan or policy of the Company.

“Affiliate” means an Affiliate of the Company within the meaning of Rule 12b-2 promulgated under Section 12 of the Exchange Act.
“Board” means the Board of Directors of the Company.
“Bonus Plan” means the Company’s Executive Incentive Compensation Plan or the Company’s Management Incentive Compensation Plan, as applicable to Executive, or any successor plan thereto.
“Cause” means

i.
the willful and continued failure of Executive to perform substantially Executive’s duties with the Company or an Affiliate (occasioned by reason other than physical or mental illness or disability of Executive) after a written demand for substantial performance is delivered to Executive by the Compensation Committee of the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Compensation Committee of the Board or the Chief Executive Officer believes that Executive has not substantially performed his or her duties, after which Executive shall have thirty days to defend or remedy such failure to substantially perform his or her duties;

ii.	the willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or

iii.	the conviction of Executive with no further possibility of appeal for, or plea of guilty or nolo contendere by Executive to, any felony.
The cessation of employment of Executive under subparagraph (i) and (ii) above shall not be deemed to be for “Cause” unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Compensation Committee of the Board of Directors of the Company at a meeting of such Committee called and held for such purpose (after reasonable notice is provided to Executive and he is given an opportunity, together with his or her counsel, to be heard before such Committee), finding that, in the good faith opinion of such Committee, Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.
A “Change in Control” will be deemed to have occurred upon the occurrence of any of the following:

(a)
30% Ownership Change: Any Person, other than an ERISA-regulated pension plan established by the Company or an Affiliate, makes an acquisition of Outstanding Voting Stock and is, immediately thereafter, the beneficial owner of 30% or more of the then Outstanding Voting Stock, unless such acquisition is made directly from the Company in a transaction approved by a majority of the Incumbent Directors; or any group is formed that is the beneficial owner of 30% or more of the Outstanding Voting Stock (other than a group formation for the purpose of making an acquisition directly from the Company and approved (prior to such group formation) by a majority of the Incumbent Directors); or

(b)	Board Majority Change: Individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board; or

(c)
Major Mergers and Acquisitions: Consummation of a Business Combination unless, immediately following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Voting Stock immediately before such Business Combination beneficially own, directly or indirectly, more than 51% of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination in substantially the same relative proportions as their ownership, immediately before such Business Combination, of the Outstanding Voting Stock, (ii) if the Business Combination involves the issuance or payment by the Company of consideration to another entity or its shareholders, the total fair market value of such consideration plus the principal amount of the consolidated long-term debt of the entity or business being acquired (in each case, determined as of the date of consummation of such Business Combination by a majority of the Incumbent Directors) does not exceed 50% of the sum of the fair market value of the Outstanding Voting Stock plus the principal amount of the Company’s consolidated long-term debt (in each case, determined immediately before such consummation by a majority of the Incumbent Directors), (iii) no Person (other than any corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination and (iv) a majority of the members of the board of directors of the parent corporation resulting from such Business Combination were Incumbent Directors of the Company immediately before consummation of such Business Combination; or

(d)
Major Asset Dispositions: Consummation of a Major Asset Disposition unless, immediately following such Major Asset Disposition, (i) individuals and entities that were beneficial owners of the Outstanding Voting Stock immediately before such Major Asset Disposition beneficially own, directly or indirectly, more than 70% of the then outstanding shares of voting stock of the Company (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) and (ii) a majority of the members of the Board (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were Incumbent Directors of the Company immediately before consummation of such Major Asset Disposition.

For purposes of the definition of a “Change in Control”,
(1)    “Person” means an individual, entity or group;

(2)	“group” is used as it is defined for purposes of Section 13(d)(3) of the Exchange Act;

(3)	“beneficial owner” is used as it is defined for purposes of Rule 13d-3 under the Exchange Act;

(4)
“Outstanding Voting Stock” means outstanding voting securities of the Company entitled to vote generally in the election of directors; and any specified percentage or portion of the Outstanding Voting Stock (or of other voting stock) is determined based on the combined voting power of such securities;

(5)
“Incumbent Director” means a member of the board of directors of the Company (x) who was a director of the Company on the Effective Date of this Agreement or (y) who becomes a member of the board of directors after such date and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of the Incumbent Directors at the time of such election or nomination, except that any such director will not be deemed an Incumbent Director if his or her initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board;

(6)	“Business Combination” means

(x)	a merger or consolidation involving the Company or its stock, or

(y)	an acquisition by the Company, directly or through one or more Subsidiaries, of another entity or its stock or assets;

(7)
“parent corporation resulting from a Business Combination” means the Company if its stock is not acquired or converted in the Business Combination and otherwise means the entity which as a result of such Business Combination owns the Company or all or substantially all the Company’s assets either directly or through one or more Subsidiaries; and

(8)
“Major Asset Disposition” means the sale or other disposition in one transaction or a series of related transactions of 70% or more of the assets of the Company and its Subsidiaries on a consolidated basis; and any specified percentage or portion of the assets of the Company will be based on fair market value, as determined by a majority of the Incumbent Directors.

For purposes of clarity, the transaction consummated on or about July 1, 2015 pursuant to which the Company spun-off from its former parent company (The Babcock & Wilcox Company) pursuant to the Master Separation Agreement between The Babcock & Wilcox Company and Babcock & Wilcox Enterprises, Inc., dated as of June 8, 2015 was not and shall not for any purpose hereunder be deemed to constitute a Change in Control.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986 (and any successor legislation thereto).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” means Babcock & Wilcox Enterprises, Inc., and, except for purposes of determining whether a Change in Control has occurred, any successor entity thereto.
“Company Shares” means shares of common stock of the Company (or any successor entity thereto).
“Confidential Information” means any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Company or any of its Affiliates or in which property rights have been assigned or otherwise conveyed to the Company or any of its Affiliates, which information, data or knowledge has commercial value in the business in which the Company or any of its Affiliates or ventures is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement. By way of illustration, but not limitation, Confidential Information includes business trade secrets, secrets concerning the Company’s or any of its Affiliate’s plans and strategies, nonpublic information concerning material market opportunities, technical trade secrets, processes, formulas, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, manuals, records of research, reports, memoranda, computer software, strategies, forecasts, new products, unpublished financial information, projections, licenses, prices, costs, and employee, customer and supplier lists.
“Covered Termination” means, at or within the twenty-four (24) months immediately following a Change in Control and during the term of this Agreement (the “Protection Period”), there occurs a termination of Executive’s employment (such that Executive ceases to be employed by the Company or an Affiliate) that is a “Separation from Service” (as defined in Code Section 409A and the Treasury regulations and guidance issued thereunder) (i) by the Company or an Affiliate for a reason other than Cause or other than Executive’s Disability or (ii) by Executive for Good Reason (in either case, not including Executive’s death).
“Disability” means circumstances which would qualify Executive for long term disability benefits under the Company’s Long Term Disability Plan, whether or not Executive is covered under such plan.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Good Reason” means any one or more of the following events which occurs during the Protection Period:

(a)	a material diminution in the duties or responsibilities of Executive from those applicable immediately before the date on which a Change in Control occurs;

(b)	a material reduction in Executive’s annual rate of base salary or target bonus as in effect on the Change in Control or as either of the same may be increased from time to time thereafter;

(c)
a material reduction in the amount of Executive’s annual target long-term incentive compensation opportunity (whether payable in cash, Company Shares or a combination thereof) as in effect on the Change in Control or as the same may be increased from time to time thereafter, unless such material reduction applies to all similarly situated executives of the Company and the parent corporation resulting from the Business Combination; and provided that for the avoidance of doubt, a material reduction of such annual target long-term incentive compensation opportunity shall not be deemed to occur if such opportunity becomes payable solely in cash;

or

(d)
a change in the location of Executive’s principal place of employment with the Company by more than 50 miles from the location where Executive was principally employed immediately before the Change in Control without Executive’s consent.

If any of the events described above occurs prior to the second anniversary of a Change in Control (an “Event”), Executive shall give the Company written notice (the “Executive Notice”) within sixty (60) days following Executive’s knowledge of an Event that Executive intends to terminate employment as a result. The Company shall have thirty (30) days following receipt of Executive Notice in which to cure the Event. If the Company does not take such action within that time, the Event shall constitute Good Reason. If Executive does not provide Executive Notice within sixty (60) days as required above then the Event shall not constitute Good Reason, and thereafter, for purposes of determining whether Executive has Good Reason, Executive’s terms and conditions of employment after the occurrence of the Event shall be substituted for those terms and conditions of Executive’s employment in effect immediately prior to the Change in Control.
“Restoration Plan” means the Babcock & Wilcox Enterprises, Inc. Defined Contribution Restoration Plan, as in effect on the Change in Control, and as may be subsequently amended, modified or replaced.
“Restructuring Transaction Retention Agreement” means a Restructuring Transaction Retention Agreement by and between Executive and The Babcock & Wilcox Company dated as of November 5, 2014, which agreement has been assumed by the Company in connection with the spinoff and as may be subsequently amended, modified or replaced.
“Salary” means Executive’s annual rate of base salary as in effect immediately before the Change in Control or, if higher, in effect immediately before the first Event constituting Good Reason.
“SERP” means the Babcock & Wilcox Enterprises, Inc. Supplemental Executive Retirement Plan, as in effect on the Change in Control, and as may be subsequently amended, modified or replaced.
“Subsidiary” means every corporation, limited liability company, partnership or other entity of which 50% or more of the total combined voting power of all classes of voting securities or other equity interests is owned, directly or indirectly, by Babcock & Wilcox Enterprises, Inc.
“Target Bonus Percentage” means the percentage applicable to Executive to determine Executive’s target incentive award opportunity under the Bonus Plan applicable to Executive as in effect immediately before the Covered Termination or, if higher, immediately before the first Event constituting Good Reason.